Exhibit 14.2

                          UNION BANK CODE OF ETHICS

No profession or industry has maintained higher standards of conduct nor provided greater public service than the banking industry. Banks have traditionally recognized their duty to act in a manner of public trust and confidence.

A bank's reputation for integrity is perhaps its most valuable asset and is determined by the conduct of its Directors, Officers and employees. Each of us must strive to avoid situations that might cause a conflict of interest between the bank, its customers, its shareholders and ourselves. The following is the bank's policy. All Directors and employees are expected to adhere to these guidelines. Failure to comply with Union Bank's Code of Ethics may result in disciplinary action, up to and including termination of employment.

The Sarbanes-Oxley Act of 2002 places particular importance on the ethical behavior of the senior financial executives of Union Bank. This law requires the Bank to provide full, fair, accurate, timely and understandable disclosure in reports filed with the Securities & Exchange Commission, and to comply with all applicable government laws, rules and regulations. Additionally, as Union Bankshares, Inc. stock is traded on the American Stock Exchange, all Amex rules and regulations will be followed.

A.    Confidential Information

      1. As set forth by the Gramm-Leach-Bliley Act of 1999 as well as by state law, confidential information acquired through the course of employment about the bank and its customers is to be used solely for banking purposes and not as a basis for furthering a private interest or as a means of making profit.

      2. A staff member may not disclose confidential information of one customer to another customer or to any other outside party, unless allowed by federal or state law. Disclosure to other bank employees should be kept to a minimum on a need-to-know basis.

Information, regardless of the form in which it is stored or presented, is an asset of Union Bank. As such, it is the responsibility of each employee to protect it from unauthorized use, change, destruction and disclosure. Please realize that bank information can be subpoenaed; therefore, the appropriateness and the professionalism of bank related information is paramount.

All employees and directors should be familiar with Union Bank's privacy policy. If you have questions or are unsure of the procedures, please contact the Bank's Privacy Officer. Any breach of confidence by an employee will result in immediate disciplinary action, which may include termination of employment.

B.    Conflict of Interest

      1. A bank employee or Director shall not represent Union Bank in any transaction where he or she has any material connection or substantial financial interest. Specifically, a material connection includes the involvement of any family member. By extension, close personal friends also provide the potential for a similar conflict of interest. This policy includes, but is not limited to, approval of bank overdrafts, authorizing or accepting checks on uncollected funds, waiving of bank charges, late charges or other normal fees. It also includes making loans, waiving required documentation or any similar type of activity.


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      2.    A Union Bank employee may not accept a directorship of another corporation without approval of the President. Charitable and nonprofit organizations are exceptions to this general policy.

      3. A Union Bank employee who is authorized to purchase investments for the Bank may not have a brokerage account with any of the Bank's brokerage houses.

      4. Union Bank will not give preferential treatment to any outside interest of our Directors or Employees. Utilization of these outside interests will be on the same basis as any independent vendor and reviews will be performed periodically to ensure independence is maintained.

      5. No employee involved in purchasing or in investing for Union Bank or a member of his/her family will accept any gift, hospitality, or entertainment that could potentially influence a bank's purchasing decision or appear to have such influence.

C.    Fraudulent or Dishonest Activities

Policy Statement:
-----------------
Section 806 of the Sarbanes-Oxley Act of 2002 creates a civil cause of action protecting employees, termed "whistleblowers" in the Act, who are discharged or adversely affected in their employment conditions because they lawfully provide information, cause information to be provided, or otherwise assist in any investigation of conduct of the employer, officers or other employees of the Bank, which the employee "reasonably believes" to constitute a violation of the federal criminal statutes prohibiting mail, wire, bank or securities fraud, any rule or regulation of the Securities and Exchange Commission, or any provision of federal law relating to fraud against shareholders.

Definition of Whistleblower:
----------------------------
An employee who informs a manager, supervisor, or the Audit Committee about an activity which that person believes to be fraudulent or dishonest.

Rights and Responsibilities:
----------------------------

All employees of Union Bank are encouraged to promptly report fraudulent, dishonest or questionable conduct. To determine if conduct is fraudulent, dishonest or questionable, consider the following:
      *     Is the action legal?
      *     Does it comply with Union Bank's values?
      *     If you do it, will you feel bad?
      *     How will it look in the newspaper?
      *     If you know its wrong, don't do it.
      *     If you're not sure, ask.
      *     Keep asking until you get an answer.

An employee should report his or her concerns to a supervisor, manager or other bank officer. If for any reason an employee finds it difficult to report his or her concerns to a supervisor, manager or other bank officer, the employee can confidentially and anonymously report suspected misconduct directly to the audit committee. To do so, write to: Audit Committee, Union Bank, P. O. Box 1346, Morrisville, VT 05661. Please note "confidential" on the envelope and it will be delivered to an Audit Committee member. All other mail is opened by the Bank's internal auditor.

During the investigation process, best efforts will be made to protect the identification of those who file reports. However, confidentiality during this process cannot be guaranteed. Union Bank, in accordance with the Sarbanes-Oxley Act, will protect those who report fraudulent, dishonest or questionable conduct from retaliation.

The employer or it's employees may not retaliate against a whistleblower with the intent or effect of adversely affecting the terms or conditions of employment (including but not limited to, threats of


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physical harm, loss of job, punitive work assignments, or impact on salary or wages). Whistleblowers who believe that they have been retaliated against may file a written complaint with the Audit Committee. A proven complaint of retaliation shall result in a proper remedy for the person harmed and the initiation of disciplinary action, up to and including dismissal, against the retaliating person. This protection from retaliation is not intended to prohibit managers or supervisors from taking action, including disciplinary action, in the usual scope of their duties and based on valid performance-related factors.

The Audit Committee needs the extended "eyes and ears" of the employee community in order to help make its accounting oversight effective and well focused. The Audit Committee shall conduct or direct the investigations of all suspected fraudulent or dishonest conduct in consultations with such bank officials as may be necessary or appropriate. After an investigation is complete, the Audit Committee will take the appropriate steps in resolving the conduct. If you are not satisfied with the Audit Committee's findings, you have the right to report the conduct to the Department of Labor.

D.    Gifts, Fees, Legacies and Loans

      1. A Union Bank employee may not accept a loan from a bank customer or supplier. This prohibition does not apply to loans from banks or other financial institutions on customary terms to finance proper credit needs such as home mortgage and consumer credit loans.

      2. Union Bank follows "Regulation O" guidelines when lending to Executive Officers and Directors of the bank. Executive Officers and Directors must adhere to the following general provisions of "Regulation O".

            a. No Executive Officer or Director may become indebted to the bank in excess of $100,000 unless the borrowings are for their primary residence, to finance their children's education or are secured by acceptable liquid assets.

            b. If an Executive Officer or Director becomes indebted to any other bank in the amount exceeding limitations in paragraph "a", they must file a report to the Board of Directors within ten days, stating the name, date and amount of extension, security and purpose.

            c. All loans made to Executive Officers and Directors must be approved by the Board of Directors prior to disbursement and be granted on the same terms and creditworthiness as any other borrower. In addition, all loans must be made subject to the condition that the loan be written "due and payable upon demand" at any time the Officer or Director is indebted to any other bank(s) in excess of the limitations set forth in paragraph "a" above.

            d. Executive Officers and Directors must provide a written report for any extension of credit outstanding from a correspondent bank by the following January 31.

            e. When contemplating borrowings of any nature, Executive Officers and Directors must be aware of the credit limitations and guidelines provided in "Regulation O".

      3. A Director, or Employee may not solicit or receive anything of value for making a loan.

      4. A Director or Employee may not accept a fee for performance of any act that the bank could have performed.

      5. It is improper for an Employee to solicit or accept a gift from a customer, supplier or from any other person or business seeking a business or supplier relationship with Union Bank. This prohibition does not apply to gifts from relatives, food or entertainment at a luncheon or business meeting, advertising or promotional materials of nominal value on special occasions such as holidays. Nominal value is a value that would be within the


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      ability of the officer to reciprocate on a personal basis or with legitimate claim for reimbursement under similar circumstances.

      6. Any Director, Officer or Employee will refuse to serve personally as executor, trustee, or guardian of an estate or trust of a bank customer unless approved by the Board of Directors except where the customer is a close relative.

      7. A staff member may not do indirectly what he or she is prohibited from doing directly, to include, but not limited to arranging to have a member of his or her family accept a gift from a customer.

      8. An employee of Union Bank should decline any gift where there would be even the slightest implication of influence on future business dealings.

E.    Outside Interests

      All outside business interests or employment for non-officers must be approved by the immediate supervisor; for Officers, approval must come from the President. Union Bank management will be liberal in granting approvals unless there is a potential appearance of a conflict of interest. Specific types of outside activities which could raise questions of conflict might include:

      1.    Employment by a firm that competes with Union Bank
      2. Preparation of material that will be presented to Union Bank by anyone seeking a loan.
      3.    Delivering investment counsel.
      4.    Rendering accounting services.
      5.    Drafting wills or practicing law.
      6.    Performing any service that Union Bank could perform.
      7.    Use of Union Bank equipment, supplies, or facilities.
      8.    Data processing/consulting services.

      All employees should disclose all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates or competitors of Union Bank.

      In general, it is the policy of the Bank not to hire an individual who is employed by the registered independent accounting firm and was part of the engagement team that audited the Bank's financial statements in any of the previous three years.

F.    Investments

      1. It is improper for a Union Bank Director, Officer, or Employee to invest in a bank customer's business unless the interest is acquired through an organized exchange, and the individual has no access to confidential information.

      2. It is improper for a Union Bank Officer or employee to subscribe to new issues of stock in the bank customer's business.

      3. Major NASD (National Association of Securities Dealers) exchanges require that members avoid handling the speculative accounts of bank-employed persons without the written consent of the employer. Speculative investments such as margin buying, short accounts, puts, calls, or combinations are discouraged.

      4. No Union Bank employee will invest in a customer's business or enable others to do so as a result of material inside information.

      5. There are no restrictions on investing in U.S. government securities, municipal bonds, or mutual funds.


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